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                                                   [Barclays Capital Letterhead]

                                                   222 Broadway
                                                   New York, NY 10038
                                                   Tel + 1 (212) 412-4000

                                                   Exhibit (b)(1)

January 4, 1999

                           Senior Credit Facilities
                           ------------------------
                               Commitment Letter
                               -----------------



GE Fanuc Automation
   North America, Inc.
P.O. Box 8106
Charlottesville, North Carolina 22906
Attention: Mr. Larry Pearson
           Senior Vice President-Finance

Gentlemen:

          You have advised Barclays Bank PLC ("Barclays") that GE Fanuc Automation North America, Inc., a Delaware corporation (the "Borrower"), through one of your wholly owned subsidiaries (the "Merger Subsidiary"), has commenced a cash tender offer (the "Offer") to purchase all of the outstanding shares of common stock of Total Control Products, Inc. (the "Target") at a purchase price of $11 per share; following the completion of the offer the Merger Subsidiary will be merged with and into the Company (all the foregoing, the "Acquisition"). In that connection, you have requested that Barclays agree to structure and arrange senior credit facilities in an aggregate amount of up to $50,000,000 (the "Facilities") and that Barclays commit to provide the entire principal amount of the Facilities to serve as administrative agent for the Facilities.

          Barclays is pleased to advise you that it is willing to act as exclusive advisor and arranger for the Facilities.

          Furthermore, Barclays is pleased to advise you of its commitment to provide the entire amount of the Facilities, upon the terms and subject to the conditions set forth or referred to in this commitment letter (the "Commitment Letter") and in the Summary of Terms and Conditions attached hereto as Exhibit A (the "Term Sheet").

          It is agreed that Barclays will act as the sole and exclusive Administrative Agent advisor and arranger for the Facilities, and will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Facilities unless you and we shall so agree.


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                                                            [BARCLAYS CAPITAL] 2

     As consideration for Barclays' commitment hereunder and its agreement to perform the services described herein, you agree to pay to Barclays the nonrefundable fees set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith (the "Fee Letter").

     Barclays' commitment hereunder and its agreement to perform the services described herein are subject to (a) there not occurring or becoming known to us any material adverse condition or material adverse change in or affecting the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries, taken as a whole, (b) our not becoming aware after the date hereof of any information or other matter affecting the Borrower, the Target or the transactions contemplated hereby which is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the date hereof, (c) the negotiation, execution and delivery on or before the date which is 30 days after the date of your acceptance of this Commitment Letter of definitive documentation with respect to the Facilities satisfactory to Barclays and its counsel and (d) the other conditions set forth or referred to in the Term Sheet. The terms and conditions of Barclays' commitment hereunder and of the Facilities are not limited to those set forth herein and in the Term Sheet. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of Barclays and the Borrower.

     You agree (a) to indemnify and hold harmless Barclays, its affiliates and their respective officers, directors, employees, advisors, and agents (each, an "indemnified person") from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Facilities, the use of the proceeds thereof, the Acquisition or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person, and (b) to reimburse Barclays and its affiliates on demand for all out-of-pocket expenses (including due diligence expenses, syndication expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Facilities and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems or for any special, indirect, consequential or punitive damages in connection with the Facilities.

     You acknowledge that Barclays and its affiliates (the term "Barclays" being understood to refer hereinafter in this paragraph to include such affiliates)
may be providing debt financing, equity capital or other services (including financial advisory services) to other
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                                                       [BARCLAYS CAPITAL LOGO] 3

companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Barclays will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by Barclays of services for other companies, and Barclays will not furnish any such information to other companies. You also acknowledge that Barclays has no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

     This Commitment Letter shall not be assignable by you without the prior written consent of Barclays (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and Barclays. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee
Letter are the only agreements that have been entered into among us with respect to the Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

     This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, agents and advisors who are directly involved in the consideration of this matter or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof).

     The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or Barclays' commitment hereunder.

     If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on January 6, 1999. Barclay's commitment and its other agreements herein will expire at such time in the event Barclays has not received such executed counterparts in accordance with the immediately preceding sentence.

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                                                   [Barclays Capital Letterhead]

                                                                               4

          Barclays is pleased to have been given the opportunity to assist you in connection with this important financing.

                                       Very truly yours,

                                       BARCLAYS BANK PLC

                                       By: /s/ John Giannone
                                           -----------------
                                           John Giannone
                                           Director



Accepted and agreed to
as of the date first
written above by:

GE Fanuc Automation
  North America, Inc.



By: /s/ Larry E. Pearson
    --------------------
    Larry E. Pearson
    Senior Vice President
    Finance







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                                                                       Exhibit A

                                  Term Sheet

                               January 4, 1999

                        Summary of Terms and Conditions


Borrower:           GE Fanuc Automation North America, Inc. and Subsidiaries.

Amount:             $50M.

Guarantors:         All present and future majority owned subsidiaries of the
                    Borrower.

Facility Type:      a.  $40M Term Loan.
                    b.  $10M Revolver.

Purpose:            Acquisition financing and working capital.

Final Maturity:     a.  Term Loan -- Eighteen months from the date of the
                        initial drawdown (the "Closing").

                    b.  Revolver -- Two years from Closing.

Amortization:       Term Loan:    Principal will be due and payable in six equal
                                  consecutive quarterly installments commencing ninety days from Closing.

                    Revolver:     All outstanding Loans under the Revolver will
                                  be due and payable in full on the Revolver
                                  Final Maturity Date.

Sole Arranger and
Original Lender:    Barclays Bank PLC (Barclays) through Barclays Capital, the investment banking division of Barclays Bank PLC.

Drawdowns:          Term Loan:    To be fully drawn in three tranches within
                                  sixty days of initial funding.

                    Revolver:     May be borrowed, repaid and reborrowed from
                                  and after the Closing date until the date of Final Maturity in accordance with the terms of the definitive credit documentation.

Fees:               Commitment Fee:   0.15% per annum on the average daily
                                      unused amount of the revolver, payable
                                      quarterly in arrears from the Closing
                                      date,


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                                             and based on the actual number of
                                             days elapsed in a 365 day year.

Interest Rates:     Libor plus 0.30% margin or Barclays U.S. Dollar Base Rate at the election of the Borrower.

Interest Periods:   1, 2, 3 or 6 month Libor Loans, at the option of the
                    Borrower.

Interest Payments:  All interest will be based on the actual number of days elapsed in 360 day year for Libor Loans and a 365 day year for Base Rate Loans (except where based upon the federal funds rate, in which case a 360-day year will be applicable) and will be payable: (i) if payable on LIBOR Loans, at the end of each Interest Period (and, in the case of any 6 month Interest Period, on the date which is 3 months after the first day thereof) and (ii) if payable on Base Rate Loans, monthly in arrears.

Default Rate:       The interest rate otherwise in effect plus 2%

Mandatory
Prepayments:        To be determined (TBD)

Voluntary
Prepayments:        Base Rate Loans may be repaid at any time without penalty, on one business day's notice. Libor Loans may be repaid without penalty at the end of an Interest Period. The
                    Borrower will compensate Barclays and the other Lenders if applicable, for funding losses in the event LIBOR Loans are for any reason (including acceleration) prepaid on a day which is not the last day of the relevant interest period.

Termination
of Commitment:      The Borrower may terminate unused commitments under the
                    Revolver in amounts of at least U.S. $5M and increments of $1M.

Collateral:         None

Conditions
Precedent
To Closing:         Usual and customary for a facility of this type satisfactory to Barclays in all respects.

Conditions
Precedent
To Borrowing:       Usual and customary for a facility of this type satisfactory to Barclays in all respects including but not limited to:

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                    a)  Absence of default or event of default;
                    b)  Accuracy of representations and warranties.

Representations
and Warranties:    Usual and customary for a facility of this type, satisfactory to Barclays in all respects, including but not limited to:

                    a)  no default or event of default;
                    b)  accuracy of financial statements;
                    c)  absence of a material adverse change in Borrower;
                    d)  corporate power and due authorization of the Borrower;
                    e)  validity and enforceability of the Loan Documents;
                    f)  payment of taxes not otherwise being contested;
                    g) no ERISA plan terminations, material liabilities to the Pension Benefit Guarantee Corporation (PBGC), accumulated funding deficiencies or materially unfunded pension plans;
                    h)  no material litigation not covered by insurance;
                    i) no material environmental liabilities or other potential material liabilities, and;
                    j)  solvency.

Affirmative
Covenants:        Usual and customary for a facility of this type, satisfactory to Barclays in all respects, including but not limited to:

                    a) Delivery of (i) unaudited annual consolidated and consolidating financial statements to Barclays no later than 90 days after the close of each fiscal year,
                        (ii) audited annual consolidated and consolidating financial statements to Barclays no later than 120 days after the close of each fiscal year, (iii) unaudited quarterly consolidated and consolidating financial statements no later than 45 days after the close of each fiscal quarter, (iv) an annual monthly budget prior to commencement of each fiscal year and (v) monthly statements comparing results to budget and prior year results;
                    b)  Maintenance of customary insurance coverage;
                    c)  Compliance with laws;
                    d)  Maintenance of businesses and properties; and
                    e) Notice of defaults, material litigation, the occurrence of any reportable event and certain other ERISA events.

Negative
Covenants:        Usual and customary for a facility of this type, satisfactory to Barclays in all respects, including but not limited to:
                  limitations on the incurrence of additional indebtedness or guarantees; limitations on the creation, incurrence or sufferance to exist of liens or negative pledges; limitations on the making of any investments, loans, acquisitions or advances; limitations on dividends;

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                    limitations on the sale, lease or other disposal of assets;
                    limitations on amendments to the Borrower's Certificate of Incorporation or By-laws; limitations on termination of any material employee benefit plan which could otherwise result in a material liability; limitations on transactions among affiliates which are not arms-length; limitations on material changes in business or conduct of business; limitations on significant changes in accounting or reporting treatments except where required by GAAP; limitations on leases; and limitations on capital expenditures.

Financial
Covenants:          The definitive credit documentation will include, but shall not be limited to the following financial covenants:

                    Minimum Net Worth:  TBD

                    Interest Coverage
                    Ratio:              TBD

                    Total Debt/EBITDA:  TBD (Definition of Total Debt will
                                        include Capital Leases and Letters of
                                        Credit, if any).

                    Total Debt/Equity:  TBD

Maximum
Permitted
Acquisitions:       Acquisitions for an aggregate purchase price of up to $60M over the life of the facility will be permitted subject to:
                    (i) Barclays having received at least 20 business days prior notice of Borrower's intention to make such acquisition.
                    (ii) Barclays (and other Lenders if applicable) having granted its (their) approval thereof within five days from receipt of notice (which consent shall not be unreasonably withheld), for those acquisitions the purchase price of which is equal to or greater than $5M (it being agreed that in the event that Barclays does not respond within five business days of said notice, a non-response will be considered a deemed consent) and (iii) in every instance, and without regard to the size of each acquisition, Borrower will represent and warrant to Barclays in writing that no Event of Default has occurred immediately prior to or immediately subsequent to each acquisition.

Events of Default:  Usual and customary for a transaction of this type satisfactory in all respects to Barclays, including but not limited to:

                      a) failure to pay principal, interest, commitment fees when due;
                      b) failure to pay any other amounts due under the Facility;
                      c)  breach of representations or warranties;
                      d)  breach of covenants;
                      e) cross-default to aggregate indebtedness in excess of $5,000,000;
                      f)  unpaid final judgments in excess of $5,000,000;
                      g)  certain ERISA defaults;
                      h)  "change in control" (to be defined);

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                    i)  certain voluntary bankruptcy events; and
                    j)  certain involuntary bankruptcy events.

                   Certain of the Events of Default will have customary grace periods to be agreed upon.

Taxes: All payments by the Borrower shall be made in immediately available funds free and clear of all present and future taxes, withholdings, deductions or other charges.

Increased Costs/
Yield Protection:  Customary provisions protecting Barclays (and other Lenders if applicable) in the event of unavailability of funding, illegality, increased costs, funding losses and capital adequacy.

Assignments/
Participations:    Barclays and any other Lenders shall have the right to sell or assign all or part of its respective commitments and obligations with respect to the Facility subject (except for assignments to an affiliate of a Lender or when an Event of Default exists) to the approval of the Borrower, which shall not be unreasonably withheld. Participations may be freely made provided notice thereof is provided to the Borrower.

Indemnification:   The Borrower will indemnify Barclays, its successors and
                   assigns, against all losses, liabilities, claims damages or expenses (including any environmental liabilities) which may arise as a result of the transaction, including but not limited to, reasonable attorneys' fees and expenses and settlement costs; provided that no Lender shall be indemnified for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

Governing Law:     State of New York

Special Counsel
to Barclays:       Simpson Thacher & Bartlett

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